Exhibit 99(a)(1)(Y)

SCG Financial Acquisition Corp. Announces Filing of Amended Tender Offer Materials;

No Extensions Beyond 5:00 p.m. Eastern Time on April 5, 2013 are Expected.

CHICAGO, IL – April 3, 2013 – SCG Financial Acquisition Corp. (NASDAQ:SCGQ) (OTCBB: SCGQU) (OTCBB: SCGQW) (“SCG”), today announced that it has filed with the Securities and Exchange Commission (the “SEC”) amended tender offer materials.  The previously announced tender offer, as amended, will expire at 5:00 p.m. Eastern Time on April 5, 2013, unless otherwise terminated or further extended.  SCG does not currently expect to extend the tender offer beyond its current expiration time.  SCG currently expects to consummate its previously announced initial business combination with Reach Media Group Holdings, Inc. on or about April 8, 2013 and the Symon Holdings Corporation transaction shortly thereafter.

About SCG Financial Acquisition Corp.

SCG Financial Acquisition Corp. was  formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets. SCG was incorporated in Delaware on January 5, 2011. Its securities are quoted on the NASDAQ Capital Market (ticker: SCGQ) and the OTC Bulletin Board (tickers: SCGQU and SCGQW).

IMPORTANT INFORMATION ABOUT THE TENDER OFFER

SCG is in the process of conducting a tender offer (the “Tender Offer”) with respect to all of the issued and outstanding SCG Common Shares, as described in the tender offer materials (including an offer to purchase, a related letter of transmittal and other offer documents) on Schedule TO, as amended, that SCG has filed with the SEC.  Today SCG filed with the SEC amended tender offer materials, which contain important information that should be read carefully before any decision is made with respect to the Tender Offer.  The tender offer materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.  Nothing contained herein is an offer to buy or a solicitation of an offer to sell securities. As of April 2, 2013, 2,234,214 SCG Common Shares have been tendered and not withdrawn.

Contacts

Investor: Michelle Sibley; 312-784-3952; msibley@sachscapitalgroup.com

Media: Shawn Roberts; 415-305-6456; shawn.roberts@tallgrasspr.com